Exhibit 99.1

PRESS RELEASE

March 13, 2003

Western Sierra Bancorp & Central Sierra Bank Agree to Unite

Western Sierra Bancorp (WSBA), a multi-bank holding company headquartered in Cameron Park, California and Central Sierra Bank (CESR.OB), headquartered in San Andreas, California have signed a definitive agreement whereby Central Sierra Bank will join Western Sierra's Alliance of Community Banks and will merge with Central California Bank, a Western Sierra subsidiary. The agreement, which is valued at approximately $21.5 million in stock and cash, is expected to be completed by this July.

Central Sierra Bank, with $137 million in assets, presently has seven locations in Northern California communities running along the Mother Lode and into the central valley. Branches are located in Calaveras, Amador, Tuolumne and San Joaquin counties. Clarence Hartley, President & CEO, will remain with the bank continuing to lead his team of professional bankers.

"This is a very positive event for Central Sierra Bank shareholders, customers and employees," stated Hartley. "Western Sierra's strong emphasis on superior customer service closely mirrors our own philosophy and adds tremendous synergy to this combination. Significant increased capacity, enhanced financial services and expanded resources that accrue from this partnership will strengthen competitiveness and performance in our local markets".

Gary D. Gall, President & CEO of Western Sierra Bancorp stated, "Central Sierra Bank is a key part of our strategic plan, filling in the gap between Cameron Park and Sonora along Highway 49 while initiating a new presence in the affluent Lodi market. Our similar business philosophy of community service and building personal relationships can now be enhanced with an expanded line of financial services and the convenience of expanded branch locations."

This will be the fifth acquisition for Western Sierra Bancorp since 1999. When completed, the Western Sierra alliance of financial institutions will serve its customers with 26 branch locations and 4 loan production offices in 15 northern and central California counties. Central Sierra Bank and Central California Bank will have combined assets exceeding $320 million. Total assets of the combined multi bank holding company will exceed $840 million, which also includes Western Sierra Bank, Lake Community Bank and Central California Bank. It is expected that this transaction will be accretive to earnings per share in the second full quarter of combined operations.

The transaction will need regulatory as well as Central Sierra Bank shareholder approval, which is expected in the second quarter of this year.

More information about these banks can be found on their websites at www.westernsierrabancorp.com

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company's Annual Report on form 10-K for the year ended December 31, 2001.

Contact:
Western Sierra Bancorp
Gary D. Gall, 530/677-5600